                                 ASSET SALE AND
                              ASSIGNMENT AGREEMENT

                                 by and between

                                ILIFE.COM, INC.,
                             a Florida corporation

                                      and

                              COLLEGES.COM, INC.,
                             a Delaware corporation

                               TABLE OF CONTENTS
                               -----------------

                                                                                                              Page
                                                                                                              ----
1.  Agreement to Assign and Assume Affiliate Agreements                                                         1
    1.1  Assignment by Assignor.............................................................                    1
    1.2  Assumption by Assignee.............................................................                    1
    1.3  Condition to Assignment and Assumption.............................................                    2
    1.4  Commercially Reasonable Efforts to Effectuate Assignment and Assumption............                    2
    1.5  No Assumption of Any Other Liabilities.............................................                    2
    1.6  Assignment of Non-Competition and Non-Disclosure Agreements........................                    3

2.  Transfer and Sale of the CPNet Intellectual Property....................................                    3

3.  Closing; Conditions to Closing..........................................................                    3

4.  Consideration For the Affiliate Agreements and CPNet Intellectual Property..............                    3
    4.1  Consideration......................................................................                    3

5.  Deliveries by Assignee and Assignor.....................................................                    4
    5.1  Assignee's Deliveries..............................................................                    4
         5.1.1  Compensation................................................................                    4
         5.1.2  IP Transfer Agreement.......................................................                    4
         5.1.3  Third Party Approvals.......................................................                    4
         5.1.4  Escrow Agreement............................................................                    4
         5.1.5  Assignment of Non-Compete/NDA Agreements....................................                    4
         5.1.6  Resolutions.................................................................                    4
         5.1.7  Officer's Certificate.......................................................                    4
         5.1.8  Registration Rights.........................................................                    4
   5.2   Assignor's Deliveries..............................................................                    4
         5.2.1  IP Transfer Agreement.......................................................                    4
         5.2.2  Third Party Approvals.......................................................                    5
         5.2.3  Escrow Agreement............................................................                    5
         5.2.4  Assignment of Non-Compete/NDA Agreements....................................                    5
         5.2.5  Resolutions.................................................................                    5
         5.2.6  Officer's Certificate.......................................................                    5

6.  Assignor Warranties and Representations.................................................                    5
    6.1   CPNet Intellectual Property.......................................................                    5
    6.2   Affiliate Agreements..............................................................                    6
    6.3   Power and Authority; Validity of Agreement........................................                    6
    6.4   No Conflict.......................................................................                    6
    6.5   True Copies.......................................................................                    6
    6.6   Organization and Standing.........................................................                    6
    6.7   Governmental Consents.............................................................                    7
    6.8   Investigation.....................................................................                    7
    6.9   Purchase for Own Account..........................................................                    7
    6.10  Economic Risk.....................................................................                    7
    6.11  Restricted Securities.............................................................                    7
    6.12  Exempt from Registration..........................................................                    7

    6.13  Restrictive Legend................................................................                    7
    6.14  Disclosure........................................................................                    8

7.  Assignee's Warranties and Representations...............................................                    8
    7.1  Validity of Agreement..............................................................                    8
    7.2  No Conflict........................................................................                    8
    7.3  Organization and Standing..........................................................                    8
    7.4  Validity of the Shares.............................................................                    8
    7.5  Capitalization.....................................................................                    8
    7.6  Subsidiaries.......................................................................                    9
    7.7  Financial Statements...............................................................                    9
    7.8  Events Subsequent to the Date of the Financial Statements..........................                    9
    7.9  Litigation.........................................................................                    10
   7.10  Taxes..............................................................................                    10
   7.11  Governmental Consents..............................................................                    11
   7.12  Insurance..........................................................................                    11
   7.13  Registration Rights................................................................                    11
   7.14  Investigation......................................................................                    11
   7.15  Confidentiality....................................................................                    11
   7.16  Disclosure.........................................................................                    11

8.  Additional Covenants of Assignor and Assignee...........................................                    12
    8.1   Covenant Not to Compete............................................................                   12
    8.2   Non-Solicitation...................................................................                   12
    8.3   Confidentiality....................................................................                   13
    8.4   Cooperation........................................................................                   13
    8.5   Permitted Business.................................................................                   14
    8.6   Employee Matters...................................................................                   14
    8.7   Appreciation of Consideration Held In Escrow.......................................                   14

9.  Indemnification and other Agreements....................................................                    14
    9.1   Survival of Representations and Warranties.........................................                   14
    9.2   Indemnification by Assignor........................................................                   14
    9.3   Indemnification by Assignee........................................................                   15
    9.4   Notice and Resolution of Claims....................................................                   16
    9.5   Limitations........................................................................                   17

10. Dispute Resolution.....................................................................                     17
    10.1   Requirement of Arbitration.........................................................                  17
    10.2   Number of Arbitrators..............................................................                  17
    10.3   Location; Commencement.............................................................                  17
    10.4   Discovery..........................................................................                  17
    10.5   Arbitrator's Award.................................................................                  17
    10.6   Expenses...........................................................................                  17
    10.7   Confidentiality....................................................................                  17
    10.8   Enforcement of Award...............................................................                  18
    10.9   Non-Disclosure.....................................................................                  18

11. Miscellaneous..........................................................................                     18
    11.1   Confidential Information...........................................................                  ??

    11.2   Entire Agreement............................................................                        18
    11.3   Severability................................................................                        18
    11.4   Captions....................................................................                        18
    11.5   Further Assurances..........................................................                        18
    11.6   Waiver......................................................................                        18
    11.7   Notices.....................................................................                        18
    11.8   Schedules and Exhibits......................................................                        19
    11.9   No Strict Construction......................................................                        19
    11.10  Brokers.....................................................................                        19
    11.11  Payment of Fees and Expenses................................................                        20
    11.12  Investigations and Survival.................................................                        20
    11.13  Binding Effect..............................................................                        20
    11.14  Applicable Law..............................................................                        20
    11.15  Construction................................................................                        ??
    11.16  Venue to Enforce Arbitration................................................                        20
    11.17  Counterparts................................................................                        21

Schedules:

     Assignor Disclosure Schedule
     Assignee Disclosure Schedule


Exhibits:

     A  CPNet Intellectual Property
     B  Affiliate Agreements
     C  Form of Affiliate Consent
     D  Form of Assignment and Assumption Agreement
     E  Form of IP Transfer Agreement
     F  Form of Escrow Agreement
     G Form of Assignment and Assumption of Non-Compete INDA Agreements H Joinder For Registration Rights Agreement
     I  Post-Closing Capitalization Chart
     J  Mutual Non-Disclosure Agreement

                                                                     EXHIBIT 2.6

                                 ASSET SALE AND
                              ASSIGNMENT AGREEMENT


     This Asset Sales and Assignment Agreement ("Agreement") is made and entered into as of this 17th day of May, 2000 ("Effective Date"), by and between ilife.com, Inc., a Florida corporation ("Assignor"), and Colleges.com, Inc., a Delaware corporation ("Assignee").

                                    RECITALS


     A.  Assignor owns and operates the website located at www.cpnet.com (the
                                                           -------------
"CPNet Site"). This CPNet Site provides information primarily to college students, including an index of, and links to, college newspapers online. In association with the CPNet Site, Assignor has entered into certain advertising and affiliate agreements with various parties ("Affiliates").

     B. Assignee desires to acquire Assignor's rights in the CPNet Site, including without limitation, content, programming, data, processes, procedures, and materials (including without limitation graphics, scenes or sequences, any audio or video material, other works of expression, and any copyrights, patent rights, trademarks and other intellectual property rights associated therewith) which are specifically contained in the parameters of the CPNet Site and which are owned by the Assignors as of the date of this Assignment.

     C. Assignor desires to sell, transfer, and assign to Assignee, and Assignee desires to purchase and accept, all Assignor's right, title, and interest in and to certain intellectual property relating to the CPNet Site and specifically identified in Exhibit A attached hereto ("CPNet Intellectual
                           ---------
Property"). The assignment, transfer, and sale by Assignor, and the acceptance, assumption, and purchase by Assignee of the Affiliate Agreements and CPNet Intellectual Property are subject to the terms and conditions set forth in this Agreement.

     D. In addition, Assignor desires to assign to Assignee, and Assignee desires to accept and assume the obligations under, specific agreements which Assignor has with affiliates and which are identified in Exhibit B attached
                                                         ---------
hereto (each, an "Affiliate Agreement" and each contracting party thereto, an "Affiliate").

     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and accuracy of which is hereby acknowledged, the parties hereby agree as follows:

     1.  Agreement to Assign and Assume Affiliate Agreements:
         ---------------------------------------------------

         1.1 Assignment by Assignor. Assignor shall assign to Assignee, all
             ----------------------
right, title, and interest in and to the Affiliate Agreements pursuant to
Section 1.3 below.

         1.2 Assumption by Assignee. Assignee shall assume all such right,
             ----------------------
title, and interests in and to the Affiliate Agreements and agrees to perform faithfully and to be bound by all of the terms, covenants, conditions, provisions and agreements of each of the Affiliate Agreements pursuant to
Section 1.3 below.

         1.3 Condition to Assignment and Assumption. Until an Affiliate
             --------------------------------------
Agreement identified on Exhibit B is assumed by Assignee, such Affiliate
                        ---------
Agreement shall be referred to as a "Pending Affiliate Agreement" (hereinafter "Pending Affiliate Agreements"). Assignor shall assign and Assignee shall assume each Pending Affiliate Agreement, pursuant to Section 1.1 and Section 1.2, respectively, if and only if the following conditions ("Agreement Conditions") are satisfied for such Pending Affiliate Agreement: (i) Assignee has, in its sole discretion, determined it to be in its best interest to assume such Pending Affiliate Agreement; (ii) Assignor (or Assignee, with the cooperation of Assignor) shall have either (A) obtained by the Closing Date or within eight (8) consecutive months following thereafter (the "Fulfillment Period"), any and all consents and approvals necessary for the assignment of such Affiliate Agreement in order to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, such Pending Affiliate Agreement ("Affiliate Consent"), which such Affiliate Consent shall be in the form attached hereto as Exhibit C, or (B) delivered to Assignee an opinion of counsel
                   ---------
satisfactory to Assignee that no consents or approvals are necessary for the assignment of such Affiliate Agreement in order to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, such Pending Affiliate Agreement; and (iii) in the event such Pending Affiliate Agreement is scheduled to expire or terminate within ninety (90) days after the Closing Date ("Expiring Agreement"), Assignee shall have obtained by the Closing Date or ninety (90) days thereafter, a renewal or extension of such Expiring Agreement for at least one (1) additional year from the date such Expiring Agreement is scheduled to expire or terminate upon materially the same terms and conditions satisfactory to Assignee.

     Once a Pending Affiliate Agreement satisfies the Agreement Conditions ("Qualifying Agreement"), Assignor and Assignee shall execute an assignment and assumption agreement, the form of which is attached hereto as Exhibit D
                                                              ---------
("Assignment and Assumption Agreement"), for such Qualifying Agreement. For a Pending Affiliate Agreement which does not satisfy the Agreement Conditions ("Non-Qualifying Agreement"), Assignee shall not and shall have no obligation, express or implied, to, accept any assignment for such Non-Qualifying Agreement nor assume any obligations thereunder.

     If, during the Fulfillment Period, Assignee enters into any agreement with any Affiliate which supercedes or replaces a Pending Affiliate Agreement relating to internet based advertising or other internet based services, Assignor shall be credited with the transaction as though such agreement was the assumption of a "Qualifying Agreement" for purposes of Section 4.1.2 and for the purposes of Assignor's obligations herein, it shall be deemed that Assignor has assigned, and Assignee has assumed, such Qualifying Agreement. Upon reasonable request, Assignee shall provide Assignor with information relating to any agreements reasonably related to the nature of the services described in the Affiliate Agreements and which Assignee executes with any of the colleges listed on Exhibit B.
   ---------

     Notwithstanding anything herein to the contrary, Assignee expressly acknowledges and accepts that the standard Affiliate Agreement contains a provision in Section 12(c) thereof that may or may not constitute an event of "Termination" (as defined therein) upon the execution of this Agreement. Assignee hereby acknowledges that the existence of any such "termination" right shall not constitute a breach of Assignor's representation or warranties under this Agreement or constitute a breach of the terms of this Agreement.

     1.4 Commercially Reasonable Efforts to Effectuate Assignment and
         ------------------------------------------------------------
Assumption. Assignor shall use commercially reasonable efforts to take any other
----------
action and execute any further documents or instruments reasonably required to effect the assignment by Assignor of all of Assignor's rights and obligations with respect to all of the Affiliate Agreements.

     1.5 No Assumption of Any Other Liabilities. Notwithstanding anything to the
         --------------------------------------
contrary contained herein, Assignee shall not assume and shall not be responsible for, any liabilities, debts, or obligations of any kind or nature whatsoever of Assignor or those arising from Assignor's owning, operating, and maintaining the CPNet Site. Without limiting the generality of the foregoing, Assignee specifically shall not assume or be liable for, and does not undertake or attempt to assume or discharge any of the following:

          1.5.1 Any accrued payroll;

          1.5.2 Any accrued, but unpaid employee benefits, including (but not by way of limitation) sick leave, vacation time and any unpaid commissions due and payable to Assignor's employees;

          1.5.3 Any workers' compensation liabilities relating to illnesses or injuries occurring with respect to employees used by Assignor in its owning, operating, and maintaining the CPNet Site;

          1.5.4 Any liability or obligation of Assignor created under this Agreement or arising out of the transactions contemplated hereby, except as specifically provided in this Agreement;

          1.5.5 Any liability or obligation of Assignor arising out of or relating to any pension, retirement or profit-sharing plan or trust; and

          1.5.6 Any other liabilities or obligations of Assignor not expressly assumed by Assignee hereunder.

     1.6  Assignment of Non-Competition and Non-Disclosure Agreements.  On the
          -----------------------------------------------------------
Closing Date, Assignor shall assign to Assignee all right, title, and interest in and to the Noncompetition Agreement dated January 11, 1998 by and between Assignor and Julio Fernandez, the Noncompetition Agreement dated January 11, 1998 by and between Assignor and Sherry Fernandez, the Employee Nondisclosure and Development Agreement dated January 11, 1998 by and between Assignor and Julio Fernandez, and the Employee Nondisclosure and Development Agreement dated January 11, 1998 by and between Assignor and Sherry Fernandez (collectively, "Non-Compete/NDA Agreements") and Assignee shall assume all such right, title, obligations and interest in and to the Non-Compete/NDA Agreements and Assignor shall be relieved of any duty or obligation to enforce the Non-Compete/NDA Agreements. Notwithstanding the foregoing, Assignor, at Assignee's request and cost, shall take all actions reasonably necessary to assist Assignee in Assignee's enforcement of such Non-Compete/NDA Agreements.

    2. Transfer and Sale of the CPNet Intellectual Property. On the Closing
       ----------------------------------------------------
Date, Assignor shall assign, sell, transfer, and convey to Assignee, all right, title, and interest in and to the CPNet Intellectual Property by executing the form of Intellectual Property Transfer Agreement attached hereto as Exhibit E
                                                                    ---------
("IP Transfer Agreement").

    3. Closing; Conditions to Closing.   The closing of the transaction (the
       ------------------------------
"Closing") shall take place at the principal offices of Luce, Forward, Hamilton & Scripps LLP, 600 West Broadway, Suite 2600, San Diego, California 92101, or at such other place as may be mutually agreeable to each of the parties, on May 17, 2000 or at a time and date mutually agreeable to the parties (the "Closing Date").

    4. Consideration For the Affiliate Agreements and CPNet Intellectual
       -----------------------------------------------------------------
Property.
--------

       4.1 Consideration. In consideration for the obligations of Assignor set
           -------------
forth in Sections 1 and 2 above, Assignee shall deliver to Assignor a total of one hundred ninety thousand (190,000) shares of Assignee's Common Stock (the "Shares") as follows:

          4.1.1 One hundred twenty-five thousand forty-one (125,041) of the Shares shall be delivered on the Closing Date; and

          4.1.2 Sixty-four thousand nine hundred fifty-nine (64,959) of the Shares shall be held in escrow pursuant to an escrow agreement, the form of which is attached hereto as Exhibit F ("Escrow Agreement"), and released and
                            ---------
transferred to Assignor as follows: for each and every Assignment and Assumption Agreement executed by the parties for a Qualifying Agreement, one thousand one hundred and one (1,101) of the Shares shall be released from escrow and transferred to Assignor.

    5.  Deliveries by Assignee and Assignor.
        -----------------------------------

        5.1 Assignee's Deliveries. On the Closing Date, Assignee shall deliver
            ---------------------
to Assignor:


            5.1.1 Compensation. Delivery of the Shares pursuant to Section 4
                  ------------
above.

            5.1.2 IP Transfer Agreement. The IP Transfer Agreement duly executed
                  ---------------------
by a duly authorized officer of Assignee;

            5.1.3 Third Party Approvals. Copies of any and all third party
                  ---------------------
consents and approvals that are necessary for the consummation by Assignee of the transactions contemplated (collectively, the "Third Party Approvals"), in each case on terms and conditions reasonably satisfactory to Assignor and Assignee;

            5.1.4 Escrow Agreement. The Escrow Agreement executed by a duly
                  ----------------
authorized officer of Assignee;

            5.1.5 Assignment of Non-Compete/NDA Agreements. The form of
                  ----------------------------------------
Assignment and Assumption of Non-Compete/NDA Agreements attached hereto as Exhibit G, executed by a duly authorized officer of Assignee;
---------

            5.1.6 Resolutions. Certified copies of the resolutions duly adopted
                  -----------
by Assignee's board of directors authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby;

            5.1.7 Officer's Certificate. A certificate, duly executed by a duly
                  ---------------------
authorized officer of Assignee, in form and substance reasonably satisfactory to Assignor, certifying that each of the representations and warranties of Assignee in Section 7 are true and correct; and

            5.1.8 Registration Rights. A joinder agreement, substantially in the
                  -------------------
form of Exhibit H, causing Assignor and Assignor's newly acquired Shares to
        ---------
become subject to that certain Investor Rights Agreement among Assignee and certain purchasers of Series A Preferred Stock of Assignee dated September 14, 1999 for the purpose of "piggyback" registration rights of the Shares.

     Any delivery specified in this section 5.1 may be waived if consented to in writing by Assignor.

     5.2 Assignor's Deliveries. On the Closing Date, Assignor shall deliver to
         ---------------------
Assignee:

            5.2.1 IP Transfer Agreement. The IP Transfer Agreement duly executed
                  ---------------------
by a duly authorized officer of Assignor;

            5.2.2 Third Party Approvals. Copies of any and all Third Party
                  ---------------------
Approvals that are necessary for the consummation by Assignor of the transactions contemplated, in each case on terms and conditions reasonably satisfactory to Assignor and Assignee;

           5.2.3 Escrow Agreement. The Escrow Agreement executed by a duly
                 ----------------
authorized officer of Assignee;

           5.2.4 Assignment of Non-Compete/NDA Agreements. The form of
                 ----------------------------------------
Assignment and Assumption of Non-Compete/NDA Agreements attached hereto as Exhibit G, executed by a duly authorized officer of Assignor;
---------

           5.2.5 Resolutions. Certified copies of the resolutions duly adopted
                 -----------
by Assignor's board of directors authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby; and

           5.2.6 Officer's Certificate.  A certificate, duly executed by a duly
                 ---------------------
authorized officer of Assignor, in form and substance reasonably satisfactory to Assignee, certifying that each of the representations and warranties of Assignor in Section 6 are true and correct.

     Any delivery specified in this section 5.2 may be waived if consented to in writing by Assignee.

     6. Assignor Warranties and Representations. Assignor warrants and
        ---------------------------------------
represents to Assignee as follows:

        6.1 CPNet Intellectual Property. Assignor represents and warrants to
            ---------------------------
Assignee that: (a) except as identified on Assignor's disclosure schedule attached hereto ("Assignor Disclosure Schedule"), Assignor is the sole owner or authorized user of the CPNet Intellectual Property to be conveyed to Assignee hereunder and has the power and authority to assign the rights assigned herein,
(b) all of the CPNet Intellectual Property is free and clear of all claims, liens, encumbrances and or other restrictions which would prevent the transfer of the CPNet Intellectual Property, (c) the execution, delivery and performance of this Agreement by Assignor does not conflict with, constitute a breach of, or in any way violate any arrangement, understanding or Agreement to which Assignor is a party or by which Assignor is bound, (d) no claim, whether or not embodied in an action past or present, of any infringement, of any conflict with, or of any violation of any copyright, trade secret or other intellectual property right or similar right of a third party, has been made against Assignor or, to the knowledge of Assignor, is pending against Assignor, and the CPNet Intellectual Property does not infringe, misappropriate, dilute, or constitute unfair competition with respect to any issued patent, trade name, trademark, copyright or other proprietary rights of any third party, (e) all personnel of Assignor, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of CPNet Intellectual Property either (i) have been party to a "work-made-for-hire" arrangement or agreement with Assignor that has accorded Assignor full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising; or (ii) have executed appropriate instruments of assignment in favor of Assignor as assignee that have conveyed to Assignor appropriate, material and full and effective ownership of all tangible and intangible property thereby arising, (f) to the knowledge of Assignor, all the CPNet Intellectual Property is valid and enforceable and not in the public domain; (g) no payments are required to be made to any third party in order for Assignor to utilize the CPNet Intellectual Property; (h) except as set forth on
Section 6.1 of the Assignor Disclosure Schedule or end users in the ordinary course of Assignor's business, no other person has any interest in or the right to license the CPNet Intellectual Property, (i) all registered or issued CPNet Intellectual Property has been maintained in full force and effect and renewed in accordance with all provisions of any applicable law, and (j) to the knowledge of Assignor, Assignor has not done anything that would materially and adversely affect the validity or enforceability of any copyright, trademark, or other intellectual property right protections of the CPNet Intellectual Property. Except for those employees identified on the Assignor Disclosure Schedule, all of the employees, who have had access to confidential information embodied in the CPNet Intellectual Property have executed a confidentiality and non-disclosure agreement protecting the confidentiality and value of such confidential information. With respect to the CPNet Intellectual Property which contains software, data, graphics, text or other materials owned by third parties ("Third Party Materials"), and which is identified in the Assignor Disclosure Schedule, the representations and warranties of Assignor apply only to the knowledge of Assignor.

     6.2 Affiliate Agreements. Assignor has the power and authority to convey
         --------------------
and assign the Affiliate Agreements to Assignee pursuant to this Agreement. Upon the execution and delivery to Assignee by Assignor of an Assignment and Assumption Agreement for a Qualified Agreement, Assignor shall have conveyed and assigned the Qualified Agreement subject to such Assignment and Assumption Agreement, free and clear of: (a) all pledges, security interests, charges, liens or encumbrances of any kind whatsoever, and (b) all other matters materially and adversely affecting the assignability thereto. The Affiliate Agreements are and will be at the time of assignment to Assignee valid and enforceable in accordance with their terms and in full force and effect and Assignor will not be in default thereunder such that it would materially and adversely affect Assignee's rights thereto. Assignor has not received any notice that any party to any of the Affiliate Agreements intend to cancel or terminate any of the Affiliate Agreements. Notwithstanding anything to the contrary herein, Assignee acknowledges and understands that Assignor's practice has been to make certain "partnership payments" to Affiliates which are not specified in the terms of the Affiliate Agreements and that Assignor will no longer make any "partnership payments" after the date of this Agreement.

     6.3  Power and Authority; Validity of Agreement. Assignor has all necessary
          ------------------------------------------
powers and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other action on the part of Assignor, and this Agreement, when executed and delivered by Assignor, shall constitute the valid and binding obligation of Assignor enforceable in accordance with its terms.

     6.4  No Conflict.  The execution and delivery of this Agreement, and the
          -----------
performance of Assignor's obligations hereunder: (a) are not in violation or breach of, and will not conflict with or constitute a default under any material note, debt instrument, security agreement, lease, deed of trust or mortgage, or any other material contract, agreement or commitment binding upon Assignor, or any of its assets or properties; and (b) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over Assignor or any of its properties.

     6.5 True Copies. Assignee's counsel or Assignee has been supplied with a
         -----------
true and correct copy of each of the Affiliate Agreements, together with all amendments, waivers or other changes thereto.

     6.6 Organization and Standing. Assignor is a corporation duly organized and
         -------------------------
validly existing under, and by virtue of, the laws of the State of Florida and is in good standing under such laws. Assignor has all corporate power and authority to (i) execute and deliver this Agreement, (ii) to carry out the provisions of this Agreement and (iii) to conduct its business as currently conducted. Assignor is duly qualified and is authorized to do business and is in good standing in Florida and in any state in which it conducts its business.

     6.7 Governmental Consents. All consents, approvals, orders or authorization
         ---------------------
of, or registrations, qualifications, designations, declarations or filings with any federal or state governmental authority on the part of Assignor required in connection with the valid execution and delivery of this Agreement or the consummation of any other transaction contemplated hereby have been obtained, or will be obtained prior to the Closing, except for notices required to be filed with certain state and federal securities commissions after the Closing, which notices will be filed on a timely basis.

     6.8 Investigation. Assignor acknowledges that it has had an opportunity to
         -------------
discuss the business, affairs and current prospects of Assignee with Assignee's officers. Assignor further acknowledges having had access to information about Assignee that he has requested or considers necessary for purposes of acquiring the Shares.

     6.9 Purchase for Own Account. The Shares that Assignor will acquire
         ------------------------
hereunder will be acquired for Assignor's own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof, and Assignor has no present intention of selling, granting any participation in, or otherwise distributing the same. Assignor is an "accredited investor," as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

     6.10 Economic Risk. Assignor acknowledges that it is experienced in
          -------------
evaluating and investing in securities of companies in the development stage and acknowledges that it is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment pursuant to this Agreement.

     6.11 Restricted Securities. Assignor understands that the Shares may not be
          ---------------------
sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that, in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely. In particular, Assignor is aware that the Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless (i) a public trading market then exists for the Shares, (ii) adequate information concerning Assignee is then available to the public, (iii) Assignor has held the Shares for the applicable holding period specified in Rule 144, and (iv) all other terms and conditions of Rule 144 are satisfied.

     6.12 Exempt from Registration. Assignor understands that the Shares will
          ------------------------
not be registered under the Securities Act, on the ground that the sale provided for in this Agreement is exempt from registration under the Securities Act, and that the reliance of Assignee on such exemption is predicated in part on Assignor's representations set forth in this Agreement.

     6.13 Restrictive Legend. It is understood that each certificate
          ------------------
representing (i) the Shares, and (ii) any other securities issued in respect of the Shares upon any stock split, stock dividend, recapitalization, merger or similar event (unless no longer required in the opinion of counsel for Assignee) shall be stamped or otherwise imprinted with legends substantially in the following forms (in addition to any legend that may now or hereafter be required by applicable state law):

   "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH SECURITIES, OR DELIVERY OF AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF SUCH SECURITIES THAT SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS IN FULL COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED."

     6.14 Disclosure. The representations and warranties made by Assignor in
          ----------
this Agreement, together with any financial statements, certificates, schedules or exhibits prepared and furnished or to be prepared pursuant hereto do not contain and will not contain any untrue statement of material fact, and do not omit and will not omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were furnished, when considered as a whole in relation to all the disclosures made by Assignor to Assignee. There is no event, fact or condition known to Assignor specifically relating to the CPNet business that has had, or that reasonably would be expected to have, a material adverse effect on the CPNete business that has not been set forth in this Agreement or the Assignor Disclosure Schedule.

   7. Assignee's Warranties and Representations. Assignee warrants and
      -----------------------------------------
represents to Assignor as follows:

      7.1 Validity of Agreement. The execution and delivery of this Agreement
          ---------------------
and the performance of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other action on the part of Assignee, and this Agreement, when executed and delivered by Assignee, shall constitute the valid and binding obligation of Assignee enforceable in accordance with its terms.

      7.2 No Conflict.  The execution and delivery of this Agreement, and the
          -----------
performance of Assignee's obligations hereunder: (a) are not in violation or breach of, and will not conflict with or constitute a default under any material note, debt instrument, security agreement, lease, deed of trust or mortgage, or any other material contract, agreement or commitment binding upon Assignee, or any of its assets or properties; and (b) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over Assignee or any of its properties.

     7.3 Organization and Standing. Assignee is a corporation duly organized
         -------------------------
and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. Assignee has all corporate power and authority to (i) execute and deliver this Agreement, (ii) to issue the Shares and to carry out the provisions of this Agreement and (iii) to conduct its business as currently conducted. Assignee is duly qualified and is authorized to do business and is in good standing in the State of California and any state in which it conducts its business.

     7.4 Validity of the Shares. The sale of the Shares are not and will not be
         ----------------------
subject to any preemptive rights, rights of first refusal or other preferential rights that have not been waived, and the Shares, when issued, sold and delivered in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable and will be free of any liens or encumbrances and will be issued in compliance with all applicable federal and state securities laws.

     7.5 Capitalization. Immediately prior to Closing, the authorized capital
         --------------
stock of the Assignee consists of 60,000,000 shares of which (i) 50,000,000 are common shares, par value $.01 per share (the "Common Stock"), of which
                                              ------------
10,000,000 shares are issued and outstanding, (ii) 10,000,000 are preferred shares, par value $.01 per share (the "Preferred Stock"), of which (A) 2,000,000
                                       ---------------
are designated Series A convertible preferred shares, par value $.01 per share (the "Series A Stock"), 2,000,000 of which are issued and outstanding, and (B)
      --------------
2000 are designated Series B Shares (the "Series B Stock"), of which 1720 are
                                          --------------
issued and outstanding. Except as set forth in this Section 7.5, there are no outstanding securities of the Assignee convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of the Assignee, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating the Assignee to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale or transfer of any shares of capital stock of the Assignee. The Assignee has reserved sufficient shares of its capital stock for issuance upon conversion or exercise of all its outstanding classes of preferred stock and all securities and rights identified on Schedule 7.5. The authorized capital of Assignee immediately after the Closing will be as set forth in Exhibit I (the "Post-
                                                      ---------
Closing Capitalization Chart").

     The outstanding shares of Common Stock and Preferred Stock are owned of record by the stockholders and in the numbers specified above. All of the outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, were issued in compliance with all applicable federal and state securities laws, and have not been issued in violation of, and are not subject to, any preemptive rights which have not been duly and validly waived. Except as set forth on Assignee's disclosure schedule attached hereto ("Assignee Disclosure Schedule") and the rights created under this Agreement, there are no outstanding rights of first refusal, preemptive rights or other rights, options, warrants, conversion rights or other agreements for the purchase or acquisition from Assignee, either directly or indirectly, of any shares of its capital stock. Assignee is not a party or subject to any understanding, and, to Assignee's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of Assignee.

     7.6 Subsidiaries. Except as set forth in the Assignee Disclosure Schedule,
         ------------
the Assignee does not currently own or control, directly or indirectly, any interest in any other corporation, association or other business entity. The Assignee is not, directly or indirectly, a participant in any joint venture, partnership or similar arrangement.

     7.7 Financial Statements. The Assignee has delivered to Assignor copies of
         --------------------
the Assignee's unaudited financial statements as of and for the fiscal year ended December 31, 1999 (the "Financial Statements"). Except as set forth in the Assignee Disclosure Schedule, the Financial Statements, which were prepared in accordance with generally accepted accounting principles, are true, correct and complete in all material respects and fairly present the financial position of the Assignee at the dates thereof and the results of operations of Assignor for the periods covered thereby.

     7.8 Events Subsequent to the Date of the Financial Statements. Except as
         ---------------------------------------------------------
set forth in the Assignee Disclosure Schedule, since the date of the Financial Statements there has not been:

         7.8.1 any change in the assets, liabilities, financial condition or operating results of the Assignee from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

         7.8.2 any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Assignee (as such business is presently conducted and as it is proposed to be conducted);

         7.8.3 any waiver by the Assignee of a valuable right or of a material debt owed to it;

         7.8.4 any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Assignee, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of Assignee (as such business is presently conducted and as it is proposed to be conducted);

         7.8.5 any material change or amendment to a material contract or arrangement by which Assignee or any of its assets or properties is bound or subject;

         7.8.6 any material change in any compensation arrangement or agreement with any employee (other than new employee hires in the ordinary course of business);

         7.8.7 any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets, other than the ordinary course of business consistent with past practices;

         7.8.8 any resignation or termination of employment of any key officer of Assignee; and Assignee, to its knowledge, does not know of the impending resignation or termination of employment of any such offer;

         7.8.9 receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Assignee;

         7.8.10 any mortgage, pledge, transfer of a security interest in, or lien, created by the Assignee, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

         7.8.11 any loans or guarantees made by the Assignee to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

         7.8.12 any declaration, setting aside or payment or other distribution in respect to any of the Assignee's capital stock, or any direct or indirect redemption, purchase or other acquisition of any such stock by the Assignee;

         7.8.13 to the Assignee's knowledge, any other event or condition of any character that might be reasonably expected to materially and adversely affect the assets, properties, financial condition, operating results or business of the Assignee (as such business is presently conducted and as it is proposed to be conducted); or

         7.8.14 any agreement or commitment by the Assignee to do any of the things described in this Section 7.8.

     7.9 Litigation. There is no action, suit, proceeding or investigation
         ----------
pending or, to the Assignee's knowledge, currently threatened against the Assignee before any court or administrative agency (or any basis therefor known to the Assignee) that could result in a Material Adverse Effect. The foregoing includes, without limiting its generality, actions pending or threatened (or any basis therefor known to the Assignee) involving the prior employment of any of the Assignee's employees or their use in connection with the Assignee's business of any information or techniques allegedly proprietary to any of their former employers. There is no action, proceeding or investigation by the Assignee currently pending or that the Assignee intends to initiate except as set forth in the Assignee Disclosure Schedule.

     7.10 Taxes. Assignee has accurately prepared and timely filed all United
          -----
States income tax returns and all state and municipal tax returns that are required to be filed by it and has paid or made provision for the payment of all taxes that have become due pursuant to such returns. No deficiency assessment or proposed adjustment of Assignee's United States income tax or state or municipal taxes has been made or is pending, and Assignee has no knowledge of any liability as of the date hereof for any tax for which there is not an adequate reserve reflected in the Financial Statements. Assignee has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. All material federal, state, local and foreign franchise, sales, use, occupancy, excise, withholding and other taxes and assessments (including interest and penalties) payable by, or due from, Assignee have been fully paid or adequately disclosed and fully provided for in the books and financial statements of Assignee. To Assignee's knowledge, no examination of any tax return of Assignee is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Assignee. Assignee has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

    7.11 Governmental Consents. All consents, approvals, orders or authorization
         ---------------------
of, or registrations, qualifications, designations, declarations or filings with any federal or state governmental authority on the part of Assignee required in connection with the valid execution and delivery of this Agreement or the consummation of any other transaction contemplated hereby have been obtained, or will be obtained prior to the Closing, except for notices required to be filed with certain state and federal securities commissions after the Closing, which notices will be filed on a timely basis.

    7.12 Insurance. Assignee and its properties are insured in such amounts,
         ---------
against such losses and with such insurers as are prudent when considered in light of the nature of the properties and businesses of Assignee. The Assignee Disclosure Schedule sets forth a true and complete listing of the insurance policies of Assignee as in effect on the date hereof, including in each case the applicable coverage limits, deductibles and the policy expiration dates. No notice of any termination or threatened termination of any of such policies has been received and such policies are in full force and effect.

    7.13 Registration Rights. Except as provided in the investor rights
         -------------------
agreement referenced in Section 5.18, Assignee has not granted or agreed to grant any registration rights relating to any of its presently outstanding securities or any of its securities that may hereafter be issued.

    7.14 Investigation. Assignee acknowledges that it has had an opportunity to
         -------------
discuss the business, affairs and current prospects of Assignor with Assignor's officers. Assignee further acknowledges having had access to information about Assignor that he has requested or considers necessary for purposes of entering into this Agreement and performing its obligations and duties hereunder.

    7.15 Confidentiality. Assignee agrees not to disclose or use any
         ---------------
Confidential Information as required by the terms of that certain Mutual Nondisclosure Agreement entered into between Assignor and Assignee dated March 15, 2000 and attached hereto as Exhibit J. Notwithstanding the foregoing,
                                ---------
Assignee may use or disclose such Confidential Information for purposes of resolving any disputes arising under this Agreement or as required by law.

    7.16 Disclosure. The representations and warranties made by Assignee in this
         ----------
Agreement, together with any financial statements, certificates, schedules or exhibits prepared and furnished or to be prepared pursuant hereto do not contain and will not contain any untrue statement of material fact, and do not omit and will not omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were furnished, when considered as a whole in relation to all the disclosures made by Assignee to Assignor. There is no event, fact or condition known to Assignee and specifically relating to Assignee or the business in which it is engaged that has had, or that reasonably would be expected to have, a material adverse effect on Assignee that has not been set forth in this Agreement or the Assignee Disclosure Schedule.

     8.  Additional Covenants of Assignor and Assignee.
         ---------------------------------------------

         8.1 Covenant Not to Compete. Assignor acknowledges and agrees that
             -----------------------
Assignee may be irreparably damaged if it was to conduct business, to provide services to, or otherwise participate in the business of any person or entity competing with Assignee in a similar business and that any such competition by Assignor may result in a significant loss of goodwill assigned to Assignee hereunder. Assignor further acknowledges and agrees that the covenants and agreements set forth in this Section 8.1 were a material inducement to Assignee to enter into this Agreement and to perform its obligations hereunder, and that Assignee and its stockholders would not obtain the entire benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Assignor breached the provisions of this Section 8.1. Therefore, in further consideration for the Shares, Assignor agrees that until the 2nd anniversary of the Closing (the "Restricted Period"), Assignor shall not directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, agent, or representative) consult with or in any other manner engage in any business engaged directly or indirectly in providing information or advertising services to college/university newspapers, magazines, and other college/university publications over the Internet in the Restricted Territories or (ii) similarly engage in any business engaged directly or indirectly in providing general interest information targeted primarily to college and university students or alumni taken as a separately identifiable group in the Restricted Territories. For purposes herein, "Restricted Territories" is defined as any county in the State of California or any other state or territory in the United States or any other similar political subdivision in any state or foreign county in which Assignee is providing information to college/university newspapers, magazines, and other publications over the Internet.

         8.2  Non-Solicitation.
              ----------------

              8.2.1 During the Restricted Period Assignor shall not, directly or indirectly through another party, (i) induce or attempt to induce any employee of Assignee to leave the employ of Assignee, or in any way interfere with the relationship between Assignee and any employee thereof, (ii) hire any person who was an employee of Assignee at any time (it being conclusively presumed by the parties so as to avoid any disputes under this Section 8.2 that any such hiring within six months of termination of employment with Assignee is in violation of clause (i) above), or (iii) for so long as Assignor has continuing obligations under Section 8.1 above, call on, solicit or service any customer, supplier, licensee, licensor or other business relation of Assignee in order to induce or attempt to induce such party to cease doing business with Assignee, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Assignee (including making any negative statements or communications about Assignee).

              8.2.2 Except for those employees identified in the Assignee Disclosure Schedule, during the Restricted Period Assignee shall not, directly or indirectly through another party, (i) induce or attempt to induce any employee of Assignor to leave the employ of Assignor, or in any way interfere with the relationship between Assignor and any employee thereof, (ii) hire any person who was an employee of Assignor at any time (it being conclusively presumed by the parties so as to avoid any disputes under this Section 8.2 that any such hiring within six months of termination of employment with Assignor is in violation of clause (i) above), or (iii) for so long as Assignor has continuing obligations under Section 8.1 above, Assignee shall not, directly or indirectly through a third party, call on, solicit or service any customer, supplier, licensee, licensor or other business relation of Assignee in order to induce or attempt to induce such party to cease doing business with Assignor, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Assignor (including making any negative statements or communications about Assignor).

              8.2.3 If, at the time of enforcement of the covenants contained in this Section 8 (the "Restrictive Covenants"), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Assignor has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill acquired by Assignee hereunder. Assignor further acknowledges and agrees that the Restrictive Covenants are being entered into by it in connection with the sale by Assignor of the CPNet Intellectual Property and the goodwill associated therewith pursuant to this Agreement and not directly or indirectly in connection with other relationship with Assignee.

              8.2.4 If Assignor or any of his Affiliates breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Assignee shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Assignee at law or in equity:

                    8.2.4.1 the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants may cause irreparable injury to Assignee and that money damages may not provide an adequate remedy to Assignee; and

                    8.2.4.2 the right and remedy to require Assignor to account for and pay over to Assignee any profits, monies, accruals, increments or other benefits derived or received as the result of any transactions constituting a breach of the Restrictive Covenants.

              8.2.5 In the event of any breach or violation by Assignor of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

     8.3 Confidentiality. Each of Assignor and Assignee agrees not to disclose
         ---------------
or use any Confidential Information as required by the terms of that certain Mutual Nondisclosure Agreement entered into between Assignor and Assignee dated March 15, 2000 and attached hereto as Exhibit J. Notwithstanding the foregoing,
                                      ---------
each of Assignor and Assignee may use or disclose such Confidential Information for purposes of resolving any disputes arising under this Agreement, to the extent such party reasonably determines such disclosure is required to be disclosed or made a part of a public record or filing or otherwise as required by law.

     8.4 Cooperation. In the event that Assignee is required to obtain any
         -----------
additional consents, approvals, or authorization of any third party with respect to the transactions contemplated by this Agreement, Assignor agrees to take commercially reasonable necessary actions and execute any documents and otherwise reasonably cooperate with Assignor to obtain such consents, approvals, or authorizations in a timely manner.

     8.5 Permitted Business. Notwithstanding anything herein to the contrary,
         ------------------
the foregoing non-competition provisions in this section 8, shall not apply to
(a) any business currently conducted by Assignor other than the CPNet.com website; (b) the provision of any content or services of a type currently provided by Assignor to any other medium whether or not such medium is a current competitor of Assignee; (c) the acquisition by the Assignor of not more than five percent (5%) of the total equity of a business providing services or products within the Restricted Territory, or (d) the merger of Assignor with, or acquisition of Assignor by, another entity (the "Acquiror") in which the common shares or share equivalents received by the shareholders of Assignor is less than fifty percent (50%) of the proforma common shares or common share equivalents of Acquiror.

     8.6 Employee Matters. Upon execution of this Agreement, Assignee releases
         ----------------
Assignor of any obligations, duty or responsibility arising after the Closing Date with respect to each of the agreements identified in Section 1.6 of this Agreement and the actions or omissions of Julio Fernandez or Sherry Fernandez after the Closing Date shall not constitute a breach of Assignor's representations or warranties or the terms of this Agreement.

     8.7  Appreciation of Consideration Held In Escrow.  In the event Assignee
          --------------------------------------------
undertakes or is effected by any action resulting in a stock split of, or dividends or distributions paid in respect to the Escrow Shares ("Benefits"), Assignee will immediately deliver to the escrow agent such Benefits and such Benefits shall be released pursuant to the terms of such Escrow Agreement.

   9.  Indemnification and other Agreements.
       ------------------------------------

     9.1  Survival of Representations and Warranties.
          ------------------------------------------

          (a) Notwithstanding any investigation or inquiries made by Assignee prior to Closing, Assignor acknowledges and agrees that Assignee has entered into this Agreement in reliance upon the representations and warranties by Assignor contained in this Agreement. Assignor further acknowledges and agrees that the representations and warranties made by it and contained in this Agreement shall be true at the date of this Agreement and on the Closing Date as if such representations and warranties were made at such time.

          (b) Notwithstanding any investigation or inquiries made by Assignor prior to Closing, Assignee acknowledges and agrees that Assignor has entered into this Agreement in reliance upon the representations and warranties by Assignee contained in this Agreement. Assignee further acknowledges and agrees that the representations and warranties made by it and contained in this Agreement shall be true at the date of this Agreement and on the Closing Date as if such representations and warranties were made at such time.

     9.2 Indemnification by Assignor. Assignor shall indemnify, defend and hold
         ---------------------------
harmless Assignee from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including reasonable attorney's fees and costs (collectively, "Losses") that Assignee may incur or suffer, which arise, result from, or relate to: (i) any inaccuracy of Assignor's representations and warranties contained in this Agreement or in any agreement, instrument or document entered into pursuant hereto or in connection with the Closing, or (ii) any breach of or failure by Assignor to perform any of its covenants or agreements contained in this Agreement or in any agreement, instrument or document pursuant hereto or in connection with the Closing.

     9.3 Indemnification by Assignee. Assignee shall indemnify, defend and hold
         ---------------------------
harmless Assignor from and against any and all Losses that Assignor may incur or suffer, which arise, result from, or relate to: (i) any inaccuracy of Assignee's representations and warranties contained in this

Agreement or in any agreement, instrument or document pursuant hereto or in connection with the Closing, or (ii) any breach of or failure by Assignee to perform any of its covenants or agreements contained in this Agreement or in any agreement, instrument or document pursuant hereto or in connection with the Closing.

     9.4 Notice and Resolution of Claims; Opportunity to Defend. If at any time
         ------------------------------------------------------
during the Survival Period (as defined in Section 11.12) a party claiming entitlement to indemnification under Section 9.2 or 9.3 hereof (an "Indemnitee," which term shall be deemed to include the plural) shall claim indemnification from a party required to provide indemnification under Section 9.2 or 9.3 hereof (an "Indemnitor," which term shall be deemed to include the plural) for any Loss or, in the reasonable judgment of Indemnitee, for what, in the future, may result in Loss due to the filing, at or before the time of such claim, of an action, claim or suit with an arbitrator, mediator, court or other governmental entity ("Anticipated Loss"), then such Indemnitee shall send written notice of the same (a "Notice of Claim") to the Indemnitor. A Notice of Claim shall specify the basis for such claim and shall be supported by relevant information and documentation with respect thereto and the total amount claimed.

         9.4.1 If Indemnitor shall object to such action, proceeding or claim, it shall give written notice of such objection (a "Notice of Objection") to the Indemnitee within sixty (60) days after receipt by the Indemnitor of the Notice of Claim sent to the Indemnitor. If the Indemnitor does not give a Notice of Objection within sixty (60) days of such receipt, or shall have agreed to pay such claim in whole or in part within such sixty (60) day period, the Indemnitor shall promptly satisfy such claim.

         9.4.2 In the event that the Indemnitor shall have timely given a Notice of Objection in whole or in part to any Notice of Claim, during the sixty (60) day period following the date that the Indemnitor mailed the Notice of Objection to the Indemnitee, the Indemnitee and the Indemnitor shall privately attempt to resolve or compromise the claim. If the Parties resolve or compromise the claim within such sixty (60) day period, the Indemnitor shall promptly satisfy the claim.

         9.4.3 If the Indemnitor and the Indemnitee shall have failed to resolve or compromise or agree to postpone resolution of the claim within the period of sixty (60) days from the date the Indemnitor shall have mailed the Notice of Objection, then the claim shall be settled by arbitration in a place mutually agreeable by the parties and if not agreed upon then in the state of Delaware, pursuant to Section 10 below.

               9.4.3.1 The arbitrator shall conduct the arbitration with all reasonable dispatch as set forth in Section 10, provided, however, that the parties to such arbitration shall take such action and execute such instruments as shall be necessary to cause the Delaware Rules of Civil Procedure pertaining to pre-trial discovery to be applicable in respect of such proceeding. The arbitrator shall render a written award (the "Award") which shall be delivered to the Indemnitee. An Award hereunder may be used as a basis for the entry of judgment in any jurisdiction. In the event the parties have submitted an Anticipated Loss indemnification claim to arbitration under this Section 9.4.3 then the arbitrator may, in its sole discretion, postpone resolution of the claim until the time which it has determined, in its sole discretion, to be the time when such Anticipated Loss shall have occurred or passed has been reached.

               9.4.3.2 Prior to making the Award, the arbitrator shall direct the Indemnitee and the Indemnitor to submit statements describing any element of Loss or Anticipated Loss as to which indemnification is claimed hereunder that is attributable to attorneys' fees, disbursements, and any similar costs incident to such Loss or Anticipated Loss, supported by affidavits showing that such costs actually have been or are likely to be incurred, and all such attorneys' fees, disbursements and other costs shall be apportioned as determined by the arbitrator. All fees of the arbitrator and administrative expenses of the JAMS/Endispute (or other comparable entity if JAMS/Endispute is not available) shall be treated as costs for purposes of this Section 9. As a part of each Award made pursuant to this Agreement, the arbitrator shall allow interest thereon (other than on the portion of the Award representing attorneys' fees, disbursements and costs) from the date of the Loss or the date the Anticipated Loss becomes a Loss to the date of payment at the prevailing prime rate per annum as published in the Wall Street Journal.

         9.4.3.3 The Award shall be a conclusive determination of the matter and shall be binding upon the Indemnitee and the Indemnitor, and shall not be contested by any of them. In the event that the arbitrator shall determine that the Indemnitee shall be entitled to any indemnification by reason of its claim for attorneys' fees or interest as above provided (a "Fee Award"), an executed copy of the Fee Award setting forth the amount of the indemnification shall be delivered to the Indemnitor and the Indemnitee. The Fee Award shall be paid by the Indemnitor to the Indemnitee within ten (10) days of receipt of such Fee Award by the Indemnitee.

         9.4.3.4 If a matter claimed to be subject to indemnification involves a third-party claim which has not yet been determined, the arbitrator may in his discretion make a separate determination solely as to whether the third-party claim is one for which indemnification may be had or may defer a determination as to whether indemnification may be had pending the further development of information as to the nature of the third-party claim. If the arbitrator determines that the third-party claim is not subject to indemnification, he shall set forth the basis of his decision in detail, which decision shall be deemed to be an "Award" hereunder.

     9.5 Notice of Anticipated Loss. Promptly after the assertion by any third
         --------------------------
party of any claim against the Indemnitee that, in the judgment of the Indemnitee, may result in the incurrence by the Indemnitee of Loss for which the Indemnitee would be entitled to indemnification, the Indemnitee shall deliver to the Indemnitor, a Notice of Anticipated Loss describing in reasonable detail such claim and the Indemnitor may, at their option, assume the defense of the Indemnitee against such claim (including the employment of counsel, who shall be counsel satisfactory to the Indemnitee,) and the payment of expenses. The Indemnitee shall have the right to employ separate counsel in any such action or claim and to participate in the defense or contest thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless
(i) the Indemnitor shall have failed to assume the defense of such claim, within a reasonable time after having been notified by the Indemnitee of the existence of such claim as provided in the preceding sentence, (ii) the employment of such counsel has been specifically authorized by the Indemnitor or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnitee and Indemnitor and the Indemnitee shall have been advised in writing by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor (it being understood, however, that the Indemnitor shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys for the Indemnitee). The Indemnitor shall not be liable to indemnify the Indemnitee for any settlement of any such action or claim effected without the consent of the Indemnitor, but if settled with the written consent of the Indemnitor, or if there be a final judgment for the plaintiff in any such action, the Indemnitor shall indemnify and hold harmless the Indemnitee from and against any Loss by reason of such settlement or judgment and the Indemnitor shall thereupon be liable for the payment of such Loss.

     9.6  Limitations.  Notwithstanding anything to the contrary herein, neither
          -----------
Assignor nor Assignee shall be permitted to proceed with arbitration as described in Sections 9 and 10 hereof with respect to Losses described herein unless a Notice of Claim is provided by a party hereto to the other party as provided in Section 9.4 within the Survival Period and (and only to the extent that) the aggregate amount of the indemnification claims asserted by any one party exceeds $25,000; provided however, if the aggregate amount of the indemnification claims asserted by any one party does not reach or exceed

$25,000 during the Survival Period, such party may proceed with collection of such lesser amount in a court of competent jurisdiction in Delaware if such party provides the Notice of Claim within the Survival Period. Notwithstanding anything herein to the contrary, the aggregate liability of Assignee or Assignor under Section 9 shall not exceed $475,000.

     10.  Dispute Resolution.
          ------------------

          10.1 Requirement of Arbitration. Any Dispute which cannot be resolved
               --------------------------
through mutual consultation and negotiation, shall be settled by final and binding arbitration conducted by the Delaware office of JAMS/Endispute. Nothing stated herein, however, shall preclude Assignee from seeking and obtaining immediate injunctive relief (whether temporary, preliminary, or permanent) to prevent or restrain a breach by Assignor of this Agreement or to seek enforcement of this arbitration provision or to seek or enforce prejudgment or ancillary remedies.

         10.2 Number of Arbitrators. The number of arbitrators shall be three
              ---------------------
(3). The three arbitrators shall be selected as follows: (a) within ten (10) days of delivery of any demand for arbitration, each party shall submit to the other party the name of three (3) candidates nominated from the then-current list of retired judges or justices at the Delaware office of JAMS/Endispute; (b) within five (5) days of delivery of the opposing party's list, each party shall submit to the other party the names of two (2) candidates proposed by the opposing party which are to be stricken from the opposing party's nomination list, with the non-challenged candidates serving as two (2) of the three (3) arbitrators; (c) the parties will then confer on the selection of a third arbitrator and, if no agreement can be reached within five (5) days, JAMS/Endispute shall appoint the third arbitrator from the list of retired judges or justices at the San Diego office of JAMS/Endispute.

         10.3 Location; Commencement. The arbitration shall take place in
              ----------------------
Delaware, and shall be commenced within thirty (30) days of the selection of the arbitrator(s), unless otherwise agreed to by the parties or ordered by the arbitrator(s) for good cause shown. The arbitration hearing shall last no longer than two (2) days.

         10.4 Discovery. It is expressly understood that the parties have chosen
              ---------
arbitration to avoid the burdens, costs and publicity of a court proceeding, and the arbitrators are expected to handle all aspects of the matter, including discovery, in a manner so as to minimize the expense, time, burden and publicity of the process, while assuring a fair and just result. The arbitrator shall limit and restrict the scope of discovery (e.g., number of depositions, document requests, etc.) to only those matters clearly relevant to the dispute.

         10.5 Arbitrator's Award. To the extent possible, the arbitrator(s)
              ------------------
shall issue a written award within twenty (20) days after the matter is submitted for decision. The arbitrator(s) shall apply the law of the State of Delaware (excluding Delaware choice of law provisions.) The arbitrator(s) shall not have the authority to award punitive or exemplary damages to any party.

         10.6 Expenses. The expenses of the arbitration, including the
              --------
arbitrators' fees, expert witness fees, and attorney's fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators' fees as and when billed by the arbitrators.

         10.7 Confidentiality. Except as set forth below, the parties shall keep
              ---------------
confidential the fact of the arbitration, the dispute being arbitrated, the decision of the arbitrators, and any documents produced by the parties in the course of the arbitration. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then the prevailing party may, notwithstanding the foregoing, disclose information about the arbitration only to the extent necessary to obtain judicial enforcement of the award.

         10.8 Enforcement of Award. The arbitration award shall be final and
              --------------------
shall bind the parties. Any award may be enforced by an action filed in any court of competent jurisdiction in Delaware. For purposes of this arbitration provision, the parties hereby agree to submit to the jurisdiction of these courts and hereby waive any or all objections as to personal jurisdiction, subject matter jurisdiction and/or venue with respect to such courts.

         10.9 Non-Disclosure. The parties hereto agree that, except with the
              --------------
prior written permission of the other party or as otherwise required by applicable law, it shall at all times keep confidential and not divulge, furnish, or make accessible to anyone any Confidential Information, knowledge, or data concerning or relating to the business or financial affairs of the other parties to which said party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, or the performance of its obligations hereunder. The parties hereto further agree that they will cause their agents and advisors to comply with this provision.

     11.  Miscellaneous.
          -------------

          11.1 [Reserved].

          11.2 Entire Agreement. This instrument contains the entire agreement
               ----------------
between the parties relating to the subject matter hereof. Any oral representations or modifications concerning this instrument shall be of no force and effect, excepting a subsequent modification in writing, signed by the party to be charged.

          11.3 Severability. Should any term, provision or paragraph of this
               ------------
Agreement be determined to be illegal or void or of no force and effect, the balance of the Agreement shall survive.

          11.4 Captions. All captions and headings contained in this Agreement
               --------
are for convenience of reference only and shall not be construed to limit or extend the terms or conditions of this Agreement.

          11.5 Further Assurances. Each party hereto will execute, acknowledge
               ------------------
and deliver any further assurances, documents and instruments reasonably requested by any other party hereto for the purpose of giving effect to the transactions contemplated herein or the intentions of the parties with respect thereto. Assignor at Assignee's request, shall provide Assignee with reasonable assistance in the transferring of the materials incorporating the CPNet Intellectual Property transferred to Assignee hereunder and to the extent reasonably available, the know how needed for Assignee to utilize the CPNet Intellectual Property as such CPNet Intellectual Property is currently being utilized by Assignor.

          11.6 Waiver. No waiver of any of the provisions of this Agreement
               ------
shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

          11.7 Notices. All notices, demands or other communications to be given
               -------
or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one day after being sent to the recipient by reputable overnight courier service (charges prepaid), upon machine-generated acknowledgment of receipt after transmittal by facsimile or five (5) days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the parties hereto at the addresses indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

     To Assignee:

          Colleges.com, Inc.
          10145 Pacific Heights Blvd., Suite #500
          San Diego, California 92121
          Attn:  John P. Carrieri, President

     With a copy to:

          Luce, Forward, Hamilton & Scripps LLP
          600 West Broadway, Suite 2600
          San Diego, CA 92101
          Attn:  Sean L. Collin, Esq.

     To Assignor:

          Ilife.com, Inc.
          11811 U.S. Highway 1
          Suite 101
          North Palm Beach, Florida 33408
          Attn:  Bob DeFranco, Chief Accounting Officer

     With a copy to:

          Morris, Manning & Martin
          1600 Atlanta Financial Center
          3343 Peachtree Road, N.E.
          Atlanta, GA  30326
          Attn:  Jeff Joyce, Esq.

          11.8 Schedules and Exhibits. All schedules and exhibits attached
               ----------------------
hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

          11.9 No Strict Construction. The parties hereto have participated
               ----------------------
jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

          11.10 Brokers. No broker, finder, or investment banker is entitled to
                -------
any brokerage, finder's, or other fee or commission in connection with the transactions hereunder based upon arrangements made by or on behalf of any party to this Agreement.

          11.11 Payment of Fees and Expenses. Each party to this Agreement shall
                ----------------------------
be responsible for, and shall pay, all of his own fees and expenses, including those of its counsel, incurred in the negotiation, preparation and consummation of the Agreement and the transaction described herein.

          11.12 Investigations and Survival. The respective representations,
                ---------------------------
warranties, covenants and agreements of Assignor and Assignee herein, or in any certificates or other documents delivered hereunder, shall not be deemed waived or otherwise affected by any investigation made by any party hereto. The representation and warranties of Assignor and Assignee herein shall survive for a period of twenty-four (24) months after the Closing Date (the "Survival Period").

          11.13 Binding Effect. This Agreement shall bind and inure to the
                --------------
benefit of the respective heirs, personal representatives, successors, and assigns of the parties hereto, except as hereinabove expressly provided.

          11.14 Applicable Law. This Agreement shall be governed by and
                --------------
construed in accordance with the laws of Delaware. Any legal proceeding relating to the Agreement shall be instituted and maintained exclusively in any court of competent jurisdiction in Delaware.

          11.15 [Reserved].

          11.16 Venue to Enforce Arbitration. Each of the parties submits to the
                ----------------------------
jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to the enforcement of Section 10 of this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to enforcement of Section 10 of this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

                [Remainder of page of intentionally left blank]

     11.17 Counterparts.  This Agreement may be signed in counterparts.
           ------------

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


ILIFE.COM, INC.                                 COLLEGES.COM, INC.



By:/s/Monty Blanchard                           By:/s/John P. Carrieri
   ------------------                              -------------------
   Monty Blanchard, Executive Vice President       John P. Carrieri, President

                                   EXHIBIT A
                                   ---------

                          CPNet Intellectual Property

1.  Intellectual Property

         1.1 Trademarks, service marks, trade names, and domain names listed below, including without limitation, all domestic and international registrations and common law rights relating to, and any logos, derivations, combinations thereof, and all goodwill pertaining to, the following:

             1.1.1 "CPNET", including but not limited to, U.S. application 75/633,845 for "CPNET."

             1.1.2 "College Press Network", including but not limited to, U.S. application 75/634,979 for "College Press Network."

             1.1.3 "cpnet.com", including but not limited to the global domain name "www.cpnet.com" and U.S. application 75/686,721 for "CPNET.COM" and Design.

             1.1.4 "collegepress.net".

         1.2 All content, programming, data, processes, procedures, and materials (including without limitation graphics (except as it relates to any photographs or other digital images or other similar digital depictions displayed on the website other than graphic images specifically created by Assignor) scenes or sequences, any audio or video material, other works of expression, and any copyrights, patent rights, trademarks and other intellectual property rights associated therewith) which are specifically contained in the parameters of the CPNet Site; and

    2. Any and all other intellectual property rights owned by Assignor associated with the CPNet Site, including without limitation all trade dress, common law marks, and trade secrets.

                                   EXHIBIT B
                                   ---------

                              Affiliate Agreements

   [Please list name of Agreement, date of Agreement and name of the parties]

                                    EXHIBIT C
                                    ---------

                           Form of Affiliate Consent

                                    [Attach]

                                   EXHIBIT D
                                   ---------

                  Form of Assignment and Assumption Agreement

                                    [Attach]

                                   EXHIBIT E
                                   ---------

                         Form of IP Transfer Agreement

                                    [Attach]

                                   EXHIBIT F
                                   ---------

                            Form of Escrow Agreement

                                    [Attach]

                                   EXHIBIT G
                                   ---------

        Form of Assignment and Assumption of Non-Compete/NDA Agreements

                                   EXHIBIT H
                                   ---------

                   Joinder For Registration Rights Agreement

                                    [Attach]

                                   EXHIBIT I
                                   ---------

                       Post-Closing Capitalization Chart

                                    [Attach]

                                   EXHIBIT J
                                   ---------

                        Mutual Non-Disclosure Agreement

                                    [Attach]